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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                         Date of Report: March 15, 2000

                        TELTRAN INTERNATIONAL GROUP, INC.

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               (Exact name of Registrant as specified in charter)

Delaware                           0-25641                     11-3172507
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(State or Other             (Commission File No.)             (IRS Employer
Jurisdiction of                                             Identification No.)
Incorporation)

                  One Penn Plaza, Suite 4430, New York, New York     10119
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                   (Address of principal executive offices)       (Zip Code)


            Registrant's telephone number, including area code:  (212) 643-1283

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                  Item 2. Acquisition or Disposition of Assets

On March 15, 2000, our newly formed United Kingdom subsidiary, Teltran Web Factory Ltd., acquired all the assets of the network business conducted by the Web Factory Ltd., a U.K. affiliate of Datatec Limited, a South African corporation. We also acquired certain financial software developed by the seller but not yet commercially sold. The network assets consists of equipment, including switches and servers, various customer contracts and the brand name in the United Kingdom "The Web Factory." The purchase price is (pound)3,000,000 (approximately $4,800,000) of which we paid (pound)750,000 (approximately $1,200,000). The balance is due in installments payable through December 31, 2000. The payment of our indebtedness is secured by the acquired assets. The Company intends to continue the operations formerly conducted by The Web Factory Ltd. We are exploring ways to integrate the operations of this subsidiary and Internet Protocols Ltd.

Item 7.  Financial Statements, Pro-Forma Information and Exhibits

          (a) and (b)  *

          (c) Exhibits

10.23 Agreement for Sale and Purchase of Part of the Business of The Web Factory Limited dated as of among The Web Factory Limited, Castlegate 133 Limited, Teltran International Group, Ltd. and Datatec Limited dated March 15, 2000.

* Registrant's filing of financial and pro-forma information relating to the Agreement within fifteen (15) days after the exchange is impracticable. Registrant will file such financial information by amendment hereto no later than sixty (60) days after the filing of this report.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 29, 2000

                                            TELTRAN INTERNATIONAL GROUP, LTD.
                                                       (Registrant)


                              By: /s/ Byron Lerner
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                              Byron Lerner, President